SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K


                 Current Report Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934



       Date of report (Date of earliest event reported): November 3, 1997



                              IVI Publishing, Inc.
             (Exact Name of Registrant as Specified in Its Charter)


                                    Minnesota
                 (State or Other Jurisdiction of Incorporation)


         0-22212                                      41-1686038
(Commission File Number)                 (I.R.S. Employer Identification Number)


                             7500 Flying Cloud Drive
                          Eden Prairie, Minnesota 55344
               (Address of Principal Executive Offices) (Zip Code)


                                  612-996-6000
              (Registrant's Telephone Number, Including Area Code)


                                 Not Applicable
          (Former Name or Former Address, if Changed Since Last Report)

Item 5.  Other Events.

     IVI Publishing, Inc. (the "Company") announced that a jury verdict has been rendered in a case brought in February 1996 by T. Randal Productions, Inc. ("T. Randal") and other plaintiffs against the Company and one current and two former employees. The plaintiffs claimed, amoung other things, that the Company and the named employees had misappropriated corporate opportunities and trade secrets from a joint venture allegedly formed by T. Randal and the Company and/or one of its employees and conspired to interfere with the business of T. Randal.

     The jury found that there was no joint venture between the Company or any of its employees with T. Randal, but that T. Randal's business was damaged by the Company and its employees in their dealings with T. Randal in the amount of $480,000. The verdict is subject to motions by either party for a new trial, a judgment notwithstanding the verdict or to amend the findings and the right of appeal.

     T. Randal has another lawsuit pending against several significant shareholders of the Company for substantially the same claims made by T. Randal against the Company. The Company believes that the jury's verdict in T. Randal's case against the Company will make it difficult for T. Randal to realize any additional recovery against the shareholders. The Company has indemnified the shareholders from any adverse financial consequences, including legal fees, arising out of T. Randal's claims.

     Tim Maudlin, Acting President and CEO of the Company, said, "It's good to get the jury trial behind us. We don't believe any damages were warranted in this case, but we are pleased that the jury agreed with our position that no joint venture ever existed. Although there could still be additional legal activities involving the T. Randal case against the Company, we believe this verdict essentially wraps up a recent history of litigation against the Company. Thanks to some favorable developments, including the recent restructuring of our Mayo relationship, IVI has the cash necessary to pay the amount of the jury award and to fund the plan to grow our business and make it profitable.



Item 7.  Financial Statements and Exhibits.

     (a) Financial statements: None.

     (b) Pro forma financial information: None.

     (c) Exhibits: None.


                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  November 7, 1997

                                       IVI PUBLISHING, INC.


                                       By /s/ Timothy I. Maudlin
                                       Timothy I. Maudlin, Acting President and
                                       Chief Executive Officer